Exhibit 99.7

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On August 13, 2026 (the “Closing Date”), Proficient Auto Logistics, Inc. (“PAL” or the “Company”), through its wholly owned subsidiaries Proficient Services, Inc. (“US Buyer”) and H&A CN Acquisition, Ltd. (“Canada Buyer” and, together with US Buyer, the “Buyers”), completed the acquisition (the “Acquisition”) of all of the issued and outstanding equity interests of Hansen & Adkins Auto Transport, LLC (“H&A Auto Transport”), Hansen & Adkins Auto Logistics, LLC (“H&A Auto Logistics”), Royal Truck Leasing, LLC (“Royal”) and Hansen & Adkins Canada Ltd. (“H&A Canada”) pursuant to the Equity Purchase Agreement, dated as of August 10, 2026 (the “Purchase Agreement”), by and among the Buyers, Steven Hansen, Louie Adkins, Hansen & Adkins, Inc., Royal Holdco, LLC, The Steven Hansen Separate Property Trust and The Louie Adkins 2024 Trust (collectively, the “Sellers”), and Steven Hansen, in his capacity as seller representative (the “Seller Representative”). H&A Auto Transport, H&A Auto Logistics and Royal are referred to collectively as “H&A.” Upon completion of the Acquisition, MCL McGill Carriers Ltd. (“MCL”) became a subsidiary of H&A Canada. For purposes of the historical financial information and the unaudited pro forma condensed combined financial information, MCL’s historical financial information is presented under the caption “H&A Canada.” H&A and H&A Canada are referred to collectively as the “acquired businesses.” The acquired businesses provide new and used vehicle transportation and logistics services in the United States and Canada. The Acquisition expanded PAL’s scale, service capabilities and geographic presence, including its entry into Canada.

The Purchase Agreement provided for a base purchase price of $130.0 million, subject to customary adjustments for closing indebtedness, cash, transaction expenses and net working capital. For purposes of the preliminary purchase price allocation accounting, preliminary purchase consideration was approximately $62.8 million, consisting of approximately $60.5 million of cash consideration and approximately $2.2 million representing the acquisition-date fair value of 421,354 shares of PAL common stock issued as consideration. Contemporaneous with the closing of the Acquisition, PAL also repaid outstanding indebtedness and paid certain seller transaction expenses. The Sellers are eligible to receive up to $22.1 million of additional contingent consideration (the “Earnout”) based on the acquired businesses’ 2026 earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and the purchase price remains subject to customary post-closing adjustments. The preliminary purchase price allocation includes fair value adjustments to acquired property and equipment, approximately $18.2 million of identifiable intangible assets, principally customer relationships and trade names, and goodwill attributable in part to the assembled workforce and expected operating synergies. The allocation, including the estimated fair values and useful lives of the acquired assets, remains preliminary and may be revised as the valuation process is completed. See Notes 1 and 3 for additional information regarding the Acquisition, consideration transferred and preliminary purchase price allocation.

PAL financed the Acquisition with cash on hand. PAL financed the debt repayment with the net proceeds from the issuance of $75.0 million aggregate principal amount of 5.500% Convertible Notes due 2033 (the “Convertible Notes”) and $82.0 million of borrowings under the M&T equipment financing agreement (the “M&T Credit Agreement”). In connection with the issuance of the Convertible Notes, PAL also entered into capped call transactions (the “Capped Calls” and, together with the issuance of the Convertible Notes and the M&T Credit Agreement borrowings, the “Financing Transactions”). The premium in respect of the Capped Calls was paid with the net proceeds from the issuance of the Convertible Notes. The unaudited pro forma condensed combined financial information reflects the Financing Transactions, the repayment of certain historical indebtedness and the related adjustments to interest expense and financing costs. See Notes 1, 4 and 5 for additional information regarding the Financing Transactions and related pro forma adjustments.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Acquisition and related Financing Transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026 give effect to the Acquisition and related Financing Transactions as if they had occurred on January 1, 2025. The transaction accounting adjustments reflect the application of the acquisition method of accounting under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with PAL identified as the accounting acquirer.

The unaudited pro forma condensed combined financial information was derived from, and should be read together with, PAL’s audited consolidated financial statements for the year ended December 31, 2025 and unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2026, included in PAL’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, respectively. It should also be read together with the historical financial statements of H&A and H&A Canada included as Exhibits 99.3 through 99.6 to this Current Report on Form 8-K/A. The historical financial statements of H&A and H&A Canada were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented in U.S. dollars.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the Acquisition and related Financing Transactions occurred on the dates indicated. It also is not indicative of the future financial position or results of operations of the combined company. The pro forma adjustments are based on currently available information and assumptions that management believes are reasonable. The preliminary purchase price allocation was prepared solely for purposes of this unaudited pro forma condensed combined financial information and may differ materially from the final allocation upon completion of the valuation of the assets acquired and liabilities assumed. See Note 3.

PROFICIENT AUTO LOGISTICS, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2026

	Proficient Auto Logistics Historical	H&A Historical	H&A Canada Historical (Note 2)	Transaction Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$8,130,738	$15,246,663	$1,274,264	$(3,457,814)	(a) (c) (d) (i) (l)	$21,193,851
Accounts receivable, net	53,744,352	28,811,492	5,618,528	405,727	(l)	88,580,099
Net investment in leases, current portion	81,206	-	-	126,179	(f) (l)	207,385
Maintenance supplies	2,081,732	-	-	-		2,081,732
Assets held for sale	606,572	-	-	1,112,500	(g)	1,719,072
Due from Stockholders	-	634,240	-	(634,240)	(e)	-
Notes receivable, current portion	-	899,076	-	(899,076)	(e) (l)	-
Income tax receivable	1,650,993	-	-	-		1,650,993
Prepaid expenses and other current assets	6,757,045	6,530,826	291,455	(406,824)	(l)	13,172,502
Total current assets	73,052,638	52,122,297	7,184,247	(3,753,548)		128,605,634
Property and equipment, net	102,912,089	56,337,113	12,104,068	17,605,408	(e) (g) (l)	188,958,678
Operating lease right-of-use assets	11,401,032	-	882,392	-		12,283,424
Finance lease right-of-use assets	-	-	184,661	(129,674)	(f)	54,987
Net investment in leases, less current portion	-	-	-	113,360	(f) (l)	113,360
Notes receivable, noncurrent portion	-	4,799,221	-	(4,799,221)	(e) (l)	-
Deposits	5,984,457	1,542,453	-	76,754	(l)	7,603,664
Goodwill	148,643,673	-	-	22,809,849	(a) (b) (d) (f) (g) (h) (j) (k) (l)	171,453,522
Intangible assets, net	117,975,387	-	-	18,200,000	(h)	136,175,387
Other long-term assets	534,121	-	-	(76,754)	(d)	457,367
Total assets	$460,503,397	$114,801,084	$20,355,368	$50,046,174		$645,706,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,336,163	$7,851,067	$2,988,594	$(340,640)	(l)	$21,835,184
Accrued liabilities	28,593,388	18,451,552	1,598,695	340,644	(l)	48,984,279
Contingent consideration	-	-	-	-		-
Finance lease liabilities, current portion	-	-	104,218	(74,758)	(f)	29,460
Operating lease liabilities, current portion	2,587,294	-	491,628	-		3,078,922
Long-term debt, current portion	19,162,469	14,561,749	2,505,778	(1,858,431)	(c) (d) (f)	34,371,565
Total current liabilities	61,679,314	40,864,368	7,688,913	(1,933,185)		108,299,410
Long-term liabilities:
Line of credit	6,700,000	-	-	-		6,700,000
Operating lease liabilities, less current portion	9,366,749	-	505,566	-		9,872,315
Finance lease liabilities, less current portion	-	-	85,187	(65,192)	(f)	19,995
Long-term debt, less current portion	44,582,063	51,804,487	6,632,763	(159,963)	(c) (d) (f) (l)	102,859,350
Convertible notes payable	-	-	-	72,375,000	(c)	72,375,000
Deferred tax liability, net	32,016,854	-	1,457,887	9,151,858	(j)	42,626,599
Other long-term liabilities	2,973,049	8,777,637	-	44,443	(d) (l)	11,795,129
Total liabilities	157,318,029	101,446,492	16,370,316	79,412,961		354,547,798
Stockholders’ equity:
Common stock	280,529	120,000	1	(115,788)	(b) (k)	284,742
Additional paid-in capital	358,358,051	20,915,648	-	(27,846,545)	(b) (c) (k)	351,427,154
Accumulated other comprehensive income	-	-	(163,841)	163,841	(k)	-
Accumulated deficit	(55,453,212)	(26,571,042)	4,148,892	17,321,691	(c) (d) (e) (i) (k)	(60,553,671)
Noncontrolling interest	-	18,889,986	-	(18,889,986)	(k)	-
Total stockholders’ equity	303,185,368	13,354,592	3,985,052	(29,366,787)		291,158,225
Total liabilities and stockholders’ equity	$460,503,397	$114,801,084	$20,355,368	$50,046,174		$645,706,023

See accompanying notes to the unaudited pro forma condensed combined financial information.

PROFICIENT AUTO LOGISTICS, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income

Year Ended December 31, 2025

	Proficient Auto Logistics Historical	H&A Historical	H&A Canada Historical (Note 2)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Operating revenue
Revenue, before fuel surcharge	$396,627,459	$-	$42,499,397	$325,131,197	(aa) (hh)	$764,258,053
Fuel surcharge and other reimbursements	25,887,757	-	6,885,792	18,017,265	(hh)	50,790,814
Other revenue	4,383,874	-	-	2,341,930	(hh)	6,725,804
Lease revenue	3,526,084	-	-	(80,990)	(aa)	3,445,094
H&A Operating revenue	-	345,203,677	-	(345,203,677)		-
Total operating revenue	430,425,174	345,203,677	49,385,189	205,725		825,219,765
Cost of sales	-	298,616,835	-	(298,616,835)	(hh)	-
Operating expenses
Salaries, wages and benefits	85,242,607	-	10,380,196	99,655,778	(hh)	195,278,581
Stock-based compensation	5,527,316	-	-	-		5,527,316
Fuel and fuel taxes	25,757,819	-	4,449,199	25,803,619	(hh)	56,010,637
Purchased transportation	215,153,626	-	20,361,119	137,962,645	(aa) (hh)	373,477,390
Truck expenses	25,549,240	-	6,437,029	28,026,463	(hh)	60,012,732
Depreciation	29,526,381	-	2,097,296	8,983,048	(aa) (bb) (hh)	40,606,725
Intangible amortization	9,779,749	-	-	1,306,000	(cc)	11,085,749
Loss (gain) on sale of equipment	(257,864)	(2,153,327)	(26,540)	-		(2,437,731)
Goodwill and intangibles impairment	27,787,000	-	-	-		27,787,000
Insurance premiums and claims	24,205,671	-	2,047,129	19,511,262	(hh)	45,764,062
General, selling, and other operating expenses	17,488,511	39,441,417	1,352,286	(22,591,830)	(aa) (hh)	35,690,384
Total operating expenses	465,760,056	37,288,090	47,097,714	298,656,985		848,802,845
Operating (loss) income	(35,334,882)	9,298,752	2,287,475	165,575		(23,583,080)
Other income and (expense)
Interest expense	(6,588,973)	(3,728,335)	(566,017)	(5,551,591)	(aa) (dd) (ee) (hh)	(16,434,916)
Acquisition costs	(438,514)	-	-	(4,405,997)	(ff)	(4,844,511)
Adjustment of earn out contingency	-	-	-	-		-
Restructuring costs	(1,243,171)	-	-	-		(1,243,171)
Interest income	-	541,893	-	(278,932)	(hh)	262,961
Other income, net	364,326	1,491,830	(24,049)	(2,990,280)	(aa) (ff) (hh)	(1,158,173)
Total other income (expense), net	(7,906,332)	(1,694,612)	(590,066)	(13,226,800)		(23,417,810)
(Loss) income before income taxes	(43,241,214)	7,604,140	1,697,409	(13,061,225)		(47,000,890)
Income tax (benefit) expense	(7,221,648)	(254,484)	427,104	(1,707,248)	(gg) (hh)	(8,756,276)
Net (loss) income	(36,019,566)	7,858,624	1,270,305	(11,353,977)		(38,244,614)
Less: Net income attributable to noncontrolling interest	-	1,009,347	-	(1,009,347)	(hh)	-
Net (loss) income attributable to Proficient Auto Logistics, Inc.	(36,019,566)	6,849,277	1,270,305	(10,344,630)		(38,244,614)
Other comprehensive (loss) income - foreign currency translation (MCL)	-	-	164,781	(164,781)	(hh)	-
Comprehensive (loss) income	(36,019,566)	7,858,624	1,435,086	(11,518,758)		(38,244,614)
Less: Comprehensive income attributable to noncontrolling interest	-	1,009,347	-	(1,009,347)	(hh)	-
Comprehensive (loss) income attributable to Proficient Auto Logistics, Inc.	$(36,019,566)	$6,849,277	$1,435,086	$(10,509,411)		$(38,244,614)
Net (loss) income per share - basic and diluted	$(1.31)					$(1.37)
Weighted average shares - basic and diluted	27,578,622			421,354	(ii)	27,999,976

See accompanying notes to the unaudited pro forma condensed combined financial information.

PROFICIENT AUTO LOGISTICS, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income

Six Months Ended June 30, 2026

	Proficient Auto Logistics Historical	H&A Historical	H&A Canada Historical (Note 2)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Operating revenue
Revenue, before fuel surcharge	$182,212,564	$148,583,132	$22,681,519	$(1,936,800)	(aa) (hh)	$351,540,415
Fuel surcharge and other reimbursements	16,916,037	11,800,712	4,582,939	850,926	(hh)	34,150,614
Other revenue	1,910,732	-	-	866,535	(hh)	2,777,267
Lease revenue	2,050,121	-	-	(41,048)	(aa)	2,009,073
Total operating revenue	203,089,454	160,383,844	27,264,458	(260,387)		390,477,369
Cost of sales	-	140,627,114	-	(140,627,114)	(hh)	-
Operating expenses
Salaries, wages and benefits	42,970,439	-	5,721,814	50,227,693	(hh)	98,919,946
Stock-based compensation	2,698,330	-	-	-		2,698,330
Fuel and fuel taxes	15,813,808	-	2,664,918	16,707,595	(hh)	35,186,321
Purchased transportation	97,598,053	-	12,318,647	59,290,485	(aa) (hh)	169,207,185
Truck expenses	14,255,346	-	3,044,229	10,733,876	(hh)	28,033,451
Depreciation	14,778,246	-	1,058,541	3,971,204	(bb) (hh)	19,807,991
Intangible amortization	4,829,504	-	-	653,000	(cc)	5,482,504
Loss (gain) on sale of equipment	41,047	(1,675,405)	-	-		(1,634,358)
Goodwill and intangibles impairment	-	-	-	-		-
Insurance premiums and claims	11,378,951	-	1,022,179	9,038,483	(hh)	21,439,613
General, selling, and other operating expenses	8,895,315	18,710,304	964,209	(11,613,310)	(aa) (hh)	16,956,518
Total operating expenses	213,259,039	17,034,899	26,794,537	139,009,026		396,097,501
Operating (loss) income	(10,169,585)	2,721,831	469,921	1,357,701		(5,620,132)
Other income and (expense)
Interest expense	(2,829,067)	(2,173,830)	(347,877)	(2,479,981)	(aa) (dd) (ee) (hh)	(7,830,755)
Acquisition costs	(23,736)	-	-	-		(23,736)
Adjustment of earn out contingency	-	-	-	-		-
Restructuring costs	-	-	-	-		-
Interest income	-	215,008	-	(88,165)	(hh)	126,843
Other income, net	14,738	1,607,209	(521)	(2,453,895)	(aa) (hh)	(832,469)
Total other income (expense), net	(2,838,065)	(351,613)	(348,398)	(5,022,041)		(8,560,117)
(Loss) income before income taxes	(13,007,650)	2,370,218	121,523	(3,664,340)		(14,180,249)
Income tax (benefit) expense	(2,622,101)	291,179	66,821	(329,881)	(gg)	(2,593,982)
Net (loss) income	(10,385,549)	2,079,039	54,702	(3,334,459)		(11,586,267)
Less: Net income attributable to noncontrolling interest	-	361,176	-	(361,176)	(hh)	-
Net (loss) income attributable to Proficient Auto Logistics, Inc.	(10,385,549)	1,717,863	54,702	(2,973,283)		(11,586,267)
Other comprehensive (loss) income - foreign currency translation (MCL)	-	-	(137,244)	137,244	(hh)	-
Comprehensive (loss) income	(10,385,549)	2,079,039	(82,542)	(3,197,215)		(11,586,267)
Less: Comprehensive income attributable to noncontrolling interest	-	361,176	-	(361,176)	(hh)	-
Comprehensive (loss) income attributable to Proficient Auto Logistics, Inc.	$(10,385,549)	$1,717,863	$(82,542)	$(2,836,039)		$(11,586,267)
Net (loss) income per share - basic and diluted	$(0.37)					$(0.41)
Weighted average shares - basic and diluted	27,876,507			421,354	(ii)	28,297,861

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Description of the Transaction

On August 13, 2026 (the “Closing Date”), Proficient Auto Logistics, Inc. (“PAL” or the “Company”), through its wholly owned subsidiaries Proficient Services, Inc. (“US Buyer”) and H&A CN Acquisition, Ltd. (“Canada Buyer” and, together with US Buyer, the “Buyers”), completed the acquisition (the “Acquisition”) of all of the issued and outstanding equity interests of Hansen & Adkins Auto Transport, LLC (“H&A Auto Transport”), Hansen & Adkins Auto Logistics, LLC (“H&A Auto Logistics”), Royal Truck Leasing, LLC (“Royal”) and Hansen & Adkins Canada Ltd. (“H&A Canada”) pursuant to the Equity Purchase Agreement, dated as of August 10, 2026 (the “Purchase Agreement”), by and among the Buyers, Steven Hansen, Louie Adkins, Hansen & Adkins, Inc., Royal Holdco, LLC, The Steven Hansen Separate Property Trust and The Louie Adkins 2024 Trust (collectively, the “Sellers”), and Steven Hansen, in his capacity as seller representative (the “Seller Representative”).

H&A Auto Transport, H&A Auto Logistics and Royal are referred to collectively as “H&A.” Upon completion of the Acquisition, MCL McGill Carriers Ltd. (“MCL”) became a subsidiary of H&A Canada. For purposes of the unaudited pro forma condensed combined financial information, MCL’s historical financial information is presented under the caption “H&A Canada.” H&A and H&A Canada are referred to collectively as the “acquired businesses.” US Buyer acquired the H&A interests—H&A Auto Transport and H&A Auto Logistics having converted from California corporations to California limited liability companies before the Acquisition and Canada Buyer acquired the shares of H&A Canada. For U.S. federal income tax purposes, the purchase of the H&A interests is treated as a purchase of assets, with the acquired tax bases stepped up to allocated purchase price, while the purchase of H&A Canada is treated as a purchase of shares, with MCL’s historical tax bases carrying over.

The $130.0 million base purchase price under the Purchase Agreement was adjusted for a net working capital adjustment of $0.1 million, increased by estimated closing cash of $6.1 million and reduced by estimated closing indebtedness of $72.8 million and estimated transaction expenses of $1.9 million, resulting in an estimated equity purchase price of $62.8 million. For purchase-accounting purposes, preliminary consideration transferred was $62.8 million, consisting of $60.5 million of cash consideration and $2.2 million representing the fair value of 421,354 shares of PAL common stock measured at the acquisition date (which is the Closing Date). Because the Acquisition closed earlier on the Closing Date, the closing price of PAL common stock the day prior to the Closing Date was used. The difference between the estimated equity purchase price and preliminary consideration transferred primarily relates to the transaction expenses and the Seller-directed payoff paid by PAL on behalf of the Sellers, which reduced the estimated equity purchase price but are included in consideration transferred, and to the acquisition-date fair value measurement of the common stock issued as consideration. The components of consideration transferred and the preliminary purchase price allocation are presented in Note 3.

The estimated closing purchase price is subject to a customary post-closing true-up under the Purchase Agreement, based on a final closing statement (the “Final Closing Statement”) to be delivered within 90 days after the Closing Date, with any amount owed to the Buyers recoverable first from the $2.0 million adjustment escrow. In addition, the Sellers are entitled to additional contingent consideration (the “Earnout”) of up to $22.1 million if the acquired businesses’ 2026 earnings before interest, taxes, depreciation, and amortization (“EBITDA”) exceeds specified thresholds, of which up to $2.0 million is payable in shares of PAL common stock and the remainder in cash. No amount has been assigned to the Earnout in preliminary consideration transferred.

Contemporaneous with the closing of the Acquisition, PAL completed the issuance of $75.0 million aggregate principal amount of 5.500% Convertible Notes due 2033 (the “Convertible Notes”) and $82.0 million of borrowings under the M&T equipment financing agreement (the “M&T Credit Agreement”). In connection with the issuance of the Convertible Notes, PAL also entered into capped call transactions (the “Capped Calls” and, together with the issuance of the Convertible Notes and the M&T Credit Agreement borrowings, the “Financing Transactions”). The Convertible Notes bear interest at 5.500% per annum, payable semi-annually, and are convertible at an initial conversion rate of 153.7870 shares of PAL common stock per $1,000 principal amount (an initial conversion price of approximately $6.50 per share), with PAL electing to settle conversions in cash, shares or a combination. Concurrently with the issuance of the Convertible Notes, PAL paid $9.2 million for the Capped Calls intended to reduce potential dilution upon conversion of the Convertible Notes. The pro forma effects of the Financing Transactions on interest expense are described in Note 5.

The Acquisition has been accounted for as a business combination under the acquisition method of accounting in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with PAL as the accounting acquirer. The Convertible Notes are accounted for as a single liability measured at amortized cost under ASC 470-20, and the Capped Calls are classified in stockholders’ equity under ASC 815-40.

Note 2 - Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and reflects transaction accounting adjustments (“Transaction Accounting Adjustments”) as defined in Rule 11-02(a)(6)(i) of Regulation S-X, which depict the accounting for the Acquisition and the Financing Transactions required by accounting principles generally accepted in the United States (“U.S. GAAP”). Autonomous Entity Adjustments under Rule 11-02(a)(6)(hh) are not applicable because the Acquisition does not affect PAL’s status as an autonomous entity. Management’s Adjustments under Rule 11-02(a)(7) have not been presented; accordingly, the unaudited pro forma condensed combined financial information reflects only the Transaction Accounting Adjustments necessary to present the pro forma effect of the Acquisition.

The Acquisition was consummated on the Closing Date. The pro forma condensed combined balance sheet is presented as of June 30, 2026 and gives effect to the Acquisition and the Financing Transactions as if they had been consummated on that date. The pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026 give effect to the Acquisition and the Financing Transactions as if they had been consummated on January 1, 2025. Transaction Accounting Adjustments that are nonrecurring are accordingly reflected only in the year ended December 31, 2025 and are not repeated in the interim period presented; see Note 6.

The preliminary allocation of consideration transferred in Note 3 is based on the consideration transferred and the estimated fair values of the assets acquired and liabilities assumed, based on balances as of June 30, 2026 that have not yet been updated to the Closing Date. The pro forma condensed combined balance sheet uses H&A’s and MCL’s historical balance sheets as of June 30, 2026 as the starting point. Consequently, goodwill in the pro forma condensed combined balance sheet equals the amount in the preliminary purchase price allocation in Note 3. Goodwill as finally determined is expected to differ by the change in H&A’s and MCL’s net assets between June 30, 2026 and the Closing Date, comprising their results of operations for that period, distributions to the Sellers (other than the pre-closing distribution of excluded assets reflected in adjustment (e)) and the difference between the acquired businesses’ indebtedness at June 30, 2026 and at the Closing Date. PAL will update the allocation in Note 3 for Closing Date balances, and the goodwill that PAL recognizes in its consolidated financial statements may differ materially from the amount presented in Note 3. The historical balance sheets of H&A as of June 30, 2026 include certain assets that were distributed to the Sellers or otherwise excluded from the Acquisition before the Closing Date. The Transaction Accounting Adjustments eliminate those assets from the pro forma condensed combined balance sheet, with the corresponding effect reflected in accumulated deficit as a pre-closing distribution to the Sellers, with no effect on goodwill, because the assets were not included in the net assets acquired.

H&A historical financial information: H&A’s historical financial information was derived from the consolidated financial statements of Hansen & Adkins, Inc. and Subsidiaries, which include H&A Auto Transport, H&A Auto Logistics and Royal, which Hansen & Adkins, Inc. consolidates as a variable interest entity of which it is the primary beneficiary, with the equity of Royal presented as a noncontrolling interest in H&A’s historical financial statements. Hansen & Adkins, Inc. was a Seller and was not acquired. Intercompany balances and transactions among H&A, including truck rent charged by Royal to H&A Auto Transport, are eliminated in H&A’s historical consolidated financial statements. Because PAL acquired all of the equity interests of Royal, the noncontrolling interest in H&A’s historical financial statements is eliminated in adjustment (k), and H&A’s historical net income is presented including the amounts attributable to the noncontrolling interest. Hansen & Adkins, Inc. elected to be taxed as an S corporation, and Royal is a limited liability company taxed as a partnership; accordingly, H&A’s historical income tax expense consists principally of state taxes. Following the Acquisition, Royal is a wholly owned subsidiary of PAL and is not expected to be a variable interest entity.

MCL historical financial information: MCL’s historical financial information was derived from the audited financial statements of MCL as of and for the year ended December 31, 2025 and the unaudited condensed financial statements as of and for the six months ended June 30, 2026, included as Exhibits 99.5 and 99.6 which are prepared in accordance with U.S. GAAP and presented in U.S. dollars.

Accounting policies and presentation: Management performed a preliminary review of H&A’s and MCL’s financial statement presentation and significant accounting policies. Certain reclassifications were made to conform H&A’s and MCL’s historical presentation to PAL’s, including the presentation of revenue, cost of sales, interest income, other income and certain balance sheet captions.

PAL is continuing its review of H&A’s and MCL’s accounting policies and presentation and may identify additional differences that, when conformed, could have a material effect on PAL’s consolidated financial statements.

Except as described in the adjustments below, the carrying amounts of H&A’s and MCL’s current assets and current liabilities are assumed to approximate their acquisition-date fair values due to their short-term nature. Accrued claims liabilities, including the noncurrent portion, are reflected at their historical carrying amounts, which are also assumed to approximate fair value.

Note 3 - Preliminary Consideration Transferred and Purchase Price Allocation

The following table summarizes the preliminary consideration transferred at the acquisition date and how each component was measured.

Purchase Consideration	(amounts in million)
Cash paid to the Sellers at closing (1)	$56.1
Cash deposited in the adjustment escrow (2)	2.0
Cash paid to the Seller Representative expense fund (3)	0.5
Transaction expenses of the acquired businesses paid by PAL on behalf of the acquired businesses (4)	1.9
Net working capital adjustment	0.1
Fair value of 421,354 shares of PAL common stock issued at closing (5)	2.2
Estimated fair value of contingent consideration (Earnout) (6)	—
Total consideration transferred	$62.8

Amounts may not sum due to rounding.

(1)	Cash paid to Sellers at closing.

(2)	Held by the escrow agent to secure any post-closing purchase price adjustment in the Buyers’ favor and released to the Sellers to the extent not required. Release depends on facts and circumstances existing at the Closing Date; accordingly, the adjustment escrow is not contingent consideration.

(3)	Treated under Section 6.07(e) of the Purchase Agreement as consideration paid to the Sellers.

(4)	Transaction expenses deducted in determining the estimated closing purchase price included $0.94 million of legal, accounting and seller-related insurance costs, and $1.0 million of change in control payments to employees, including the employer portion of payroll taxes. PAL paid the legal, accounting and insurance costs and repaid the term loan at closing. The loan was not an obligation of the acquired businesses, and PAL’s payment on behalf of the Sellers is included in consideration transferred. The change in control payments were made through the acquired businesses’ payroll, were reimbursed by PAL at closing and are included in consideration transferred. A separate note receivable from the same Seller affiliate was distributed to the Sellers before closing and excluded from the acquired assets (see adjustment (e)).

(5)	Measured at PAL’s closing price of $5.33 per share on August 12, 2026. The number of shares was determined using a volume-weighted average price of $7.12 over the 20 trading days ending three days before the issuance date, as defined in the Purchase Agreement. No discount was applied for the lock-up restrictions on sale of the shares, because a contractual restriction on the sale of an equity security is not a characteristic of the security and therefore is not considered in measuring fair value.

(6)	See “Contingent consideration” below.

Contingent consideration: The Purchase Agreement provides for contingent consideration of up to $22.1 million, based on the acquired businesses’ 2026 EBITDA, as defined. The Earnout is payable in cash, except that up to $2.0 million of the portion payable to one Seller is payable in a variable number of shares of PAL common stock and is classified as a liability. Based on the acquired businesses’ results through the acquisition date and projected results for the remainder of 2026, PAL estimated the preliminary acquisition-date fair value of the Earnout to be $0, and accordingly no Earnout liability has been reflected in the pro forma condensed combined balance sheet. This estimate is preliminary and may change as PAL completes its valuation.

To the extent subsequent changes in the fair value of the Earnout result from new information about facts and circumstances that existed at the acquisition date, the changes will be recognized as measurement-period adjustments to the provisional amounts, with a corresponding adjustment to goodwill. Changes resulting from events or circumstances arising after the acquisition date will be recognized in earnings in accordance with applicable U.S. GAAP. Accordingly, no impact has been reflected in the unaudited pro forma condensed combined statements of operations.

Amounts not included in consideration transferred: PAL’s acquisition-related costs, including the Buyers’ 50% share of the representations and warranties insurance cost of $0.2 million, financial advisory, legal, accounting and valuation fees and prepayment penalties of $0.5 million on indebtedness that PAL elected to repay (in addition to $0.5 million of prepayment penalties on loans in default that are included in the preliminary purchase price allocation; see adjustment (d)), are expensed as incurred and are not included in consideration transferred; see adjustments (c), (i) and (ff). Costs of issuing the Convertible Notes are recognized as a reduction of the carrying amount of the Convertible Notes; see adjustment (c).

Preliminary purchase price allocation: The preliminary allocation of the total consideration transferred to the assets acquired and liabilities assumed, measured at estimated acquisition-date fair value except where another measurement basis is required by ASC 805, is as follows:

Category	Total (amounts in million)
Cash and cash equivalents	$16.5
Accounts receivable, net	34.8
Net investment in leases	0.2
Prepaid expenses and other current assets	6.4
Property and equipment, net and assets held for sale	87.2
Operating right-of-use assets	0.9
Finance lease right-of-use assets	0.1
Deposits	1.6
Identifiable intangible assets	18.2
Goodwill	22.8
Total assets acquired	188.7
Accounts payable	10.5
Accrued liabilities	20.4
Operating and finance lease liabilities	1.0
Notes payable	74.6
Deferred tax liability	10.6
Other long-term liabilities	8.8
Total liabilities acquired	125.9
Total consideration transferred	$62.8

Amounts may not sum due to rounding.

Goodwill is attributable primarily to the assembled workforce of drivers and terminal personnel, the density and cross-border reach of the combined vehicle logistics network and expected synergies. Preliminary goodwill in the purchase price allocation agrees to goodwill in the unaudited pro forma condensed combined balance sheet. The pro forma adjustment reflects the estimated acquisition-date fair values and related transaction accounting adjustments based on information currently available.

The accounting for the Acquisition is incomplete. The consideration transferred remains subject to revision upon finalization of the Final Closing Statement under Section 2.06 of the Purchase Agreement, which is due within 90 days after the Closing Date, and of the acquisition-date fair value of the Earnout. Any resulting change will be recognized as a measurement-period adjustment. The significant assets acquired and liabilities assumed that are subject to revision during the measurement period include the fair values assigned to property and equipment, which are based on preliminary third-party desktop appraisals of the tractors and trailers and their remaining useful lives; identifiable intangible assets, which were identified and measured in a third-party valuation report that is subject to revision; the estimated useful lives of intangible assets; right-of-use assets and lease liabilities, claims liabilities and the related indemnification assets for matters indemnified by the Sellers, the long-term debt assumed, the resulting goodwill, and the acquisition-date uncertain income tax positions. To complete the accounting, PAL requires the final reports of its third-party valuation specialists, the Final Closing Statement and closing balance sheets, and the final acquisition-date income tax analysis. Differences between the preliminary and final amounts may be material.

Note 4 - Transaction Accounting Adjustments to the Pro Forma Condensed Combined Balance Sheet

The letters below correspond to the note references in the pro forma condensed combined balance sheet.

(a) Cash consideration and closing disbursements. Reflects cash disbursed by PAL on the Closing Date for consideration transferred - the closing cash payment, the adjustment escrow, the Seller Representative expense fund, the acquired businesses’ transaction expenses paid on their behalf (including change in control payments) and the net working capital adjustment, as described in Note 3. The adjustment decreases cash and cash equivalents by $60.5 million, consisting of $56.1 million cash paid to the Sellers at closing, $2.0 million deposited in the adjustment escrow, $0.5 million paid to the expense fund and $1.9 million of the acquired businesses’ transaction expenses. Repayment of the acquired businesses’ indebtedness is reflected in adjustment (d).

(b) Closing stock consideration. Reflects the issuance of 421,354 shares of PAL common stock, par value $0.01 per share, at their acquisition-date fair value of $2.2 million (based on PAL’s closing price of $5.33 per share on August 12, 2026). The adjustment increases common stock by $4,214 and additional paid-in capital by $2.2 million. The number of shares issued was determined based on a contractual value of $3.0 million using the calculated share price as defined in the Purchase Agreement; accordingly, the contractual value used to determine the share count differs from the acquisition-date fair value of the shares.

(c) Financing Transactions. Reflects (i) the issuance of $75.0 million aggregate principal amount of the Convertible Notes, net of estimated issuance costs, recorded as convertible notes payable of $72.4 million; (hh) borrowings of $82.0 million under the M&T Credit Agreement, net of debt issuance costs, recorded as long-term debt of $80.57 million ($17.60 million current and $62.97 million noncurrent); (iii) the payment of $9.2 million for the Capped Calls, which are indexed to PAL’s common stock and classified in stockholders’ equity under ASC 815-40, recorded as a reduction of additional paid-in capital; and (iv) the payment of $0.5 million of prepayment penalties on H&A’s indebtedness that PAL elected to bear, which are expensed as incurred and recorded as an increase in accumulated deficit. The net cash effect of the Financing Transactions is reflected in cash and cash equivalents.

(d) Settlement and refinancing of indebtedness. Reflects the elimination of H&A notes payable and term loans of $14.6 million (current portion) and $51.8 million (noncurrent portion) as of June 30, 2026, which PAL repaid at closing (approximately $65.2 million of principal and accrued interest) and did not assume. Prepayment penalties of $0.5 million associated with loans in default were treated as additional consideration and are reflected in goodwill; prepayment penalties that PAL elected to bear are reflected separately in adjustment (c). The adjustment decreases cash and cash equivalents by $66.4 million, increases accumulated deficit by $0.6 million and decreases goodwill by $0.6 million, which represents the net effect of the default-related prepayment penalties, the write-off of $0.1 million of unamortized debt issuance costs and the difference between the June 30, 2026 carrying amount of the debt and the amount paid at closing. In addition, PAL repaid $15.9 million of its existing debt with proceeds of the M&T Credit Agreement borrowings, eliminating carrying amounts of $4.6 million (current portion) and $11.3 million (noncurrent portion) as of June 30, 2026, and recognized a loss on extinguishment of $0.1 million in accumulated deficit, representing the amount repaid in excess of the carrying amount, including the write-off of unamortized debt issuance costs. The loss on extinguishment in the pro forma balance sheet is measured using carrying amounts as of June 30, 2026. The loss in the pro forma statement of operations for the year ended December 31, 2025 (adjustment (ff)) of $0.4 million consists of $0.40 million of prepayment penalties on the refinanced debt and $0.03 million of unamortized debt issuance costs measured as of January 1, 2025.

(e) Excluded assets and liabilities, pre-closing distributions and receivables from Sellers. Under Section 6.09 of the Purchase Agreement, approximately $6.1 million of H&A assets were distributed to the Sellers or otherwise excluded before closing, including $0.45 million of property and equipment, $0.63 million due from stockholders, and $5.06 million of notes receivable. Adjustments (e) and (l) remove these assets from the pro forma balance sheet, with the corresponding reduction recorded in accumulated deficit as a pre-closing distribution to the Sellers and no effect on goodwill.

(f) Elimination of related-party balances. Reflects the elimination of balances related to arrangements with owners and affiliates of the Sellers, including net investment in leases, finance lease right-of-use assets, finance lease liabilities and long-term debt, that were terminated or settled at the closing. The adjustment decreases net investment in leases by $0.4 million, finance lease right-of-use assets by $0.1 million, finance lease liabilities by $0.1 million and long-term debt by $0.4 million as of June 30, 2026.

(g) Property and equipment. Reflects the adjustment of acquired property and equipment, principally tractors and trailers, to estimated acquisition-date fair value based on preliminary third-party appraisals of the Royal and MCL fleets. The adjustment increases property and equipment, net by $18.1 million and recognizes $1.1 million of acquired equipment held for sale, which is presented in assets held for sale and is excluded from the basis for the depreciation adjustment in Note 5(bb).

Amount (amounts in million)
Appraised fair value of acquired trucks and trailers	$85.4
Less: historical carrying amount	(67.3)
Fair value adjustment	$18.1

Amounts may not sum due to rounding.

(h) Identifiable intangible assets. Reflects recognition at estimated acquisition-date fair value of identifiable intangible assets acquired, consisting of customer relationships and trade names. The adjustment increases intangible assets, net by $18.2 million and is the basis for the amortization adjustment in Note 5(cc).

Intangible asset	Estimated fair value (amounts in million)	Estimated useful life (years)
Customer relationships	$12.6	15
Trade names	5.6	12
Total	$18.2

(i) Acquisition-related transaction costs. Reflects acquisition-related transaction costs incurred, or expected to be incurred, by PAL after June 30, 2026, including financial advisory, legal, accounting and valuation fees and PAL’s $0.2 million share of the representations and warranties insurance cost. These costs are expensed as incurred, are not a component of consideration transferred and are nonrecurring (see Note 5(ff) and Note 6). The adjustment decreases cash and cash equivalents and increases accumulated deficit by $3.9 million. Prepayment penalties of $0.5 million on H&A’s indebtedness that PAL elected to bear are reflected in adjustment (c).

(j) Deferred income taxes. Reflects the deferred income tax effects of the preliminary purchase accounting. Deferred income taxes are measured at PAL’s estimated blended U.S. federal and state rate of 24.49%, which is applied to the net taxable temporary difference of $37.4 million arising from identifiable intangible assets of $18.2 million plus the $19.2 million increase in property and equipment, net and assets held for sale (adjustments (g) and (h)). The net adjustment increases deferred tax liability, net by $9.2 million, with a corresponding increase in goodwill. The deferred tax amounts are preliminary and subject to completion of PAL’s acquisition-date income tax analysis.

(k) Elimination of historical equity and noncontrolling interest. Reflects the elimination of the acquired businesses’ historical common stock of $0.1 million, additional paid-in capital of $20.9 million, accumulated other comprehensive loss of $0.2 million, noncontrolling interest of $18.9 million and the related accumulated deficit of $28.6 million, after giving effect to adjustment (e). H&A’s historical financial statements consolidate Royal as a variable interest entity and present the interests in Royal held by parties other than H&A as noncontrolling interest. Because PAL acquired 100% of Royal in the Acquisition, the noncontrolling interest is eliminated and no noncontrolling interest is reflected in the pro forma condensed combined balance sheet.

(l) Reclassifications. Reflects conforming reclassifications to align the historical financial statement captions of the acquired businesses with PAL’s presentation, including the reclassification of certain receivables, notes receivable, net investment in leases, prepaid and other current assets, deposits, accounts payable, accrued liabilities, long-term debt and other long-term liabilities. These reclassifications have no effect on total stockholders’ equity or net income (loss). Total assets and total liabilities each increase by $0.1 million, reflecting the presentation of $0.08 million of unamortized debt issuance costs.

Note 5 - Transaction Accounting Adjustments to the Pro Forma Condensed Combined Statements of Operations

The letters below correspond to the note references in the pro forma condensed combined statements of operations. Except as described in Note 6, each adjustment is reflected in both periods presented.

(aa) Intercompany and related-party activity. Reflects the elimination of transactions between H&A and MCL (including shared services charges, vehicle transport, Royal truck leases and interest on notes between Royal and MCL), which are intercompany transactions of the combined company for purposes of the pro forma condensed combined statements of operations, and the elimination of income and expenses related to arrangements with the Sellers and their affiliates (including a shared services fee) that were terminated at closing under Section 2.04(a)(viii) of the Purchase Agreement.

(bb) Depreciation expense. Reflects the adjustment to depreciation expense arising from the fair value adjustment of acquired property and equipment (adjustment (g)) and the application of estimated remaining useful lives at the acquisition date, computed on a straight-line basis as follows. Depreciation for each period presented is calculated using the fair values measured at the acquisition date; those fair values have not been remeasured as if the Acquisition had occurred at the beginning of the earliest period presented.

Adjustment (bb) records depreciation on acquired trucks and trailers using an aggregate acquisition-date fair value of $85.4 million of which $1.1 million is classified as held for sale. The adjustment removes historical depreciation attributable to trucks and trailers and records pro forma depreciation as though the Acquisition occurred on January 1, 2025. Management limited the analysis to trucks and trailers because this category represents the significant majority of the acquired businesses’ property and equipment. The fair value basis uses fair value from an outside appraisal.

	Estimated fair value (amounts in million)	Estimated remaining useful life (years)	Depreciation year ended December 31, 2025 (amounts in million)	Depreciation six months ended June 30, 2026 (amounts in million)
Trucks and trailers	$84.3	1 – 8 years	$10.85	$4.9
Less: H&A and MCL historical depreciation			(12.00)	(6.8)
Total transaction accounting adjustment			$(1.15)	$(1.9)

Amounts may not sum due to rounding.

The fair values above are preliminary and were estimated using the market approach for tractors and trailers, based on third-party desktop appraisals that relied on comparable sales of similar equipment. Remaining useful lives and salvage values of the acquired tractors and trailers were estimated by PAL based on its depreciation policies for similar equipment, considering the age of each unit. The adjustment decreases depreciation expense by $1.15 million for the year ended December 31, 2025 and $1.9 million for the six months ended June 30, 2026.

(cc) Amortization of acquired identifiable intangible assets. Reflects amortization of the identifiable intangible assets recognized at estimated acquisition-date fair value (adjustment (h)), computed on a straight-line basis over the estimated useful lives set out below. Neither H&A nor MCL recognized intangible amortization in the periods presented.

	Estimated fair value (amounts in million)	Estimated useful life (years)	Amortization year ended December 31, 2025 (amounts in million)	Amortization six months ended June 30, 2026 (amounts in million)
Customer relationships	$12.6	15	$0.8	$0.42
Trade names	5.6	12	0.5	0.23
Total / transaction accounting adjustment	$18.2		$1.3	$0.65

The fair values above are preliminary and were estimated using the income approach, principally the multi-period excess earnings method for customer relationships and the relief-from-royalty method for trade names.

(dd)/(ee) Interest expense. Reflects (dd) the elimination of interest expense and amortization of debt issuance costs on H&A’s indebtedness repaid at closing (adjustment (d)), as if it had been repaid on January 1, 2025, and (ee) interest expense and amortization of debt issuance costs on the Convertible Notes and the M&T Credit Agreement borrowings (adjustment (c)), as if issued and borrowed on January 1, 2025. Interest on MCL’s indebtedness, which was not repaid, is not adjusted. Interest on the Convertible Notes is based on the 5.500% fixed coupon. Interest on the M&T Credit Agreement borrowings is based on a 6.79% fixed rate.

	Year ended December 31, 2025 (amounts in million)	Six months ended June 30, 2026 (amounts in million)
(dd) Elimination of H&A historical interest expense	$(3.5)	$(2.1)
(dd) Elimination of PAL historical interest on debt refinanced by the M&T Credit Agreement	(1.2)	(0.6)
(ee) Interest on the Convertible Notes at 5.500%	4.1	2.1
(ee) Amortization of debt issuance costs on the Convertible Notes and the M&T Credit Agreement borrowings	0.8	0.4
(ee) Interest on M&T Credit Agreement borrowings	5.6	2.8
Net increase (decrease) in interest expense	$5.9	$2.6

Amounts may not sum due to rounding.

(ff) Acquisition-related transaction costs. Reflects nonrecurring acquisition-related and buyer transaction costs that increase acquisition costs by $4.4 million, comprising $3.9 million of financial advisory, legal, accounting and valuation fees and PAL’s share of representations and warranties insurance costs incurred, or expected to be incurred, after June 30, 2026, and $0.5 million of prepayment penalties described in adjustment (c). The adjustment also decreases other income, net by $0.4 million for prepayment penalties and the write-off of unamortized debt issuance costs associated with PAL’s debt refinancing described in adjustment (d). Assuming the Acquisition occurred on January 1, 2025, these adjustments are reflected only in the year ended December 31, 2025, with no corresponding interim-period adjustment; costs recognized in PAL’s historical statements of operations have not been removed or reclassified. These costs are not expected to recur beyond 12 months after the Acquisition; see Note 6.

(gg) Income taxes. Reflects the income tax effect of the pre-tax pro forma adjustments. Before the Acquisition, H&A Auto Transport and H&A Auto Logistics were subsidiaries of an S corporation and Royal was a limited liability company taxed as a partnership, and none was subject to U.S. federal income tax at the entity level. H&A’s historical income tax benefit of $0.3 million for the year ended December 31, 2025 and income tax expense of $0.3 million for the six months ended June 30, 2026 reflect principally state entity-level taxes. H&A’s historical pre-tax income includes Royal’s income attributed to the noncontrolling interest in H&A’s historical financial statements ($1.0 million for the year ended December 31, 2025 and $0.4 million for the six months ended June 30, 2026), which is attributable to PAL following its acquisition of 100% of Royal and is therefore included in pro forma net income attributable to PAL. The income tax effect of the pre-tax pro forma adjustments is computed at an estimated blended U.S. federal and state statutory income tax rate of 24.49%. No income tax benefit has been reflected for acquisition-related transaction costs that are not deductible. The Acquisition is not expected to change PAL’s valuation allowance, and no nonrecurring income tax benefit has been reflected. The effective tax rate of the combined company could differ materially from the rates reflected herein. The adjustment decreases income tax expense by $1.7 million for the year ended December 31, 2025 and $0.3 million for the six months ended June 30, 2026.

(hh) Reclassifications and elimination of noncontrolling interest. Reflects conforming reclassifications to align the historical statement of operations captions of H&A with PAL’s presentation. H&A’s audited revenue for the year ended December 31, 2025 is presented as a single total operating revenue amount in H&A’s historical financial statements; accordingly, the H&A column of the year ended December 31, 2025 statement of operations presents no amounts on the individual revenue captions, and the transaction accounting adjustments column maps that total to the revenue captions above. H&A’s historical cost of sales of $298.6 million for the year ended December 31, 2025 and $140.6 million for the six months ended June 30, 2026 is reclassified to the corresponding operating expense captions. H&A’s historical total operating revenue is reclassified to revenue, before fuel surcharge, fuel surcharge and other reimbursements, and other revenue, and H&A’s historical interest income of $0.5 million and $0.2 million, respectively, is reclassified to other income, net. This adjustment also eliminates the net income and comprehensive income attributable to noncontrolling interest in each period presented because PAL acquired 100% of Royal in the Acquisition. This adjustment also eliminates MCL’s historical other comprehensive income (loss) from foreign currency translation for the year ended December 31, 2025 and the six months ended June 30, 2026 recognized in the acquired businesses’ historical financial statements. These reclassifications have no effect on pro forma net income (loss), and no noncontrolling interest is reflected in the pro forma condensed combined statements of operations.

(ii) Earnings (loss) per share. Pro forma basic weighted average shares outstanding for each period presented have been adjusted to reflect the 421,354 shares of PAL common stock issued at the closing as if they had been outstanding since January 1, 2025. Pro forma basic and diluted loss per share are computed by dividing pro forma net loss by those weighted average shares. Diluted loss per share equals basic loss per share, because a pro forma net loss is reported for each period presented and the effect of potential common shares is antidilutive. Potential common shares issuable upon conversion of the Convertible Notes under the if-converted method were excluded because their effect would be antidilutive, as were any shares that would be issuable in settlement of the stock portion of the Earnout, for which the conditions for issuance have not been met. The Capped Calls are excluded from the computation of diluted loss per share because their effect is always antidilutive.

Note 6 - Nonrecurring Items

The following Transaction Accounting Adjustments are nonrecurring and are reflected only in the pro forma condensed combined statement of operations for the year ended December 31, 2025: (i) acquisition-related transaction costs of $4.4 million (adjustments (c), (i) and (ff)), including $0.5 million of prepayment penalties on H&A indebtedness that PAL elected to repay; (hh) a $0.4 million loss on extinguishment of PAL debt refinanced with the M&T Credit Agreement borrowings (adjustment (ff)). The income tax effect of these items is $0.2 million. No income tax benefit has been reflected on the $3.9 million of buyer transaction costs included in item (i). None of these items is expected to recur in PAL’s results beyond twelve months after the Acquisition.